Exhibit 99.1

Contact:

Christopher Keenan or Jay Carlson

Peregrine Pharmaceuticals
(800) 987-8256
info@peregrineinc.com

Peregrine Pharmaceuticals Reports THIRD Quarter
Fiscal Year 2014 Financial Results and Recent Developments

-- Bavituximab SUNRISE Pivotal Phase III Trial in Second-Line Non-Small Cell Lung Cancer Initiated and Patient Dosing Underway –

-- Company Receives Fast Track Designation of Bavituximab in Second-Line NSCLC –

-- Company Strengthens Balance Sheet with $79.7 Million in Cash as of February 28, 2014 as it Continues to Execute on its Business Strategy—

TUSTIN, CA - March 7, 2014 -- Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) (NASDAQ: PPHMP), a biopharmaceutical company focused on the development of first-in-class monoclonal antibodies for the treatment and diagnosis of cancer, today announced financial results for the third quarter of fiscal year (FY) 2014 ended January 31, 2014 and provided an update on its advancing clinical pipeline and other corporate developments.

“We reached a significant milestone this quarter with the initiation of the bavituximab Phase III SUNRISE trial in second-line non-small cell lung cancer while also receiving fast track designation for the same indication,” said Steven W. King, president and chief executive officer of Peregrine. “We are also making great strides in advancing new immunotherapy combinations into the clinic with bavituximab, representing novel immunotherapy combinations. We are close to initiating the first of these studies evaluating bavituximab in combination with ipilimumab in advanced melanoma patients. We expect that this trial will be the first of many immunotherapy combinations that will allow us to explore the potential of bavituximab to improve the activity of other immunotherapies. Our scientists and collaborators will be presenting at several upcoming scientific conferences and we look forward to sharing additional data supporting this effort.”

BAVITUXIMAB ONCOLOGY PROGRAM HIGHLIGHTS

Lead Indication in Second-Line Non-Small Cell Lung Cancer:

•	Opened to enrollment and actively dosing patients in the SUNRISE Phase III Trial (Stimulating ImmUne RespoNse thRough BavItuximab in a PhaSE III Lung Cancer Study).

o	SUNRISE is a Phase III, global, randomized, double-blind, placebo-controlled clinical trial designed to evaluate the safety, tolerability and efficacy of bavituximab in patients with second-line non-small cell lung cancer (NSCLC). The trial is evaluating bavituximab plus docetaxel versus docetaxel plus placebo in approximately 600 patients at clinical sites worldwide. Patients with Stage IIIb/IV non-squamous, NSCLC who have progressed after standard front-line treatment are eligible for enrollment. Patients are being randomized into 1 of 2 treatment arms. All patients are receiving up to six 21-day cycles of docetaxel at 75 milligrams per meter squared plus weekly infusions of either bavituximab (3mg/kg) or placebo until progression or toxicity. The primary endpoint of the trial is overall survival. For additional information about the SUNRISE trial visit www.sunrisetrial.com or ClinicalTrials.gov using Identifier NCT01999673.

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o	During the quarter, the company received Fast Track Designation from the U.S. Food and Drug Administration (FDA) for bavituximab in the potential treatment of second-line NSCLC. The Fast Track programs of the FDA are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

Clinical Data that Supports New Bavituximab Oncology Indications:

•	The company is evaluating the best way to build on data from a Phase I clinical study that evaluated bavituximab in combination with paclitaxel in 13 patients with HER2-negative metastatic breast cancer including approximately half of the patients that were “triple negative”. The encouraging interim data in patients that received the combination was presented at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting showed that 85% of patients achieved an objective tumor response, including 15% of patients achieving a complete response measured in accordance with RECIST criteria. Final data from the study is anticipated in 2014.

Exploring Additional Bavituximab Indications through Investigator-Sponsored Trials (IST):

•	A Phase I/II IST evaluating bavituximab in combination with sorafenib in up to 48 patients with advanced hepatocellular carcinoma (liver cancer). A presentation of this trial will be made by Adam Yopp, M.D., Assistant Professor of Surgery at the University of Texas Southwestern Medical Center, Dallas, Texas as an oral presentation at the 2014 Society of Surgical Oncology Cancer Symposium on March 13, 2014.

•	A Phase Ib IST evaluating bavituximab in combination with carboplatin and pemetrexed in up to 25 patients with previously untreated Stage IV NSCLC.

•	A Phase I IST evaluating bavituximab in combination with capecitabine and radiation therapy in up to 18 patients with Stage II or III rectal adenocarcinoma.

BAVITUXIMAB IMMUNOTHERAPY DEVELOPMENT PROGRAM

•	Peregrine is exploring the potential to combine bavituximab with other immunotherapies such as those targeting the PD-1 and CTLA-4 pathways and has initiated multiple proof-of-concept studies that could support new immunotherapy combination trials. In advance of this, multiple proof-of-concept preclinical studies are now underway with data anticipated throughout 2014.

PS-TARGETING MOLECULAR IMAGING PROGRAM

The company is exploring the potential of its experimental PS-targeting molecular imaging candidate, 124I-PGN650, in patients with various solid tumor types. This is an open-label, single-center trial with a primary goal of estimating radiation dosimetry in critical and non-critical organs and secondary objectives of tumor imaging and safety.

CORPORATE

The company recently closed an underwritten public offering of 775,000 shares of its 10.50% Series E Convertible Preferred Stock (the "Series E Preferred Stock") at an offering price of $25.00 per share. As a result, Peregrine received gross proceeds of $19,375,000 before deducting underwriting discounts and commissions. The company intends to use the proceeds from the offering for general corporate purposes. The shares are listed on the NASDAQ Capital Market and trade under the symbol “PPHMP”.

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FINANCIAL RESULTS

“We recently completed an innovative and less dilutive financing with the closing of the Series E Preferred Stock transaction. This transaction further strengthened our balance sheet with close to $80 million in cash and cash equivalents as of February 28, 2014,” said Paul Lytle, chief financial officer of Peregrine. "Additionally, we also generated over $3.9 million in non-dilutive contract manufacturing revenue this quarter and we are on track to be on the higher end of our previously stated guidance for the entire FY 2014 of $18 and $22 million.”

Total revenues for the third quarter of FY 2014 were $3,885,000, compared to $7,039,000 for the same quarter of the prior fiscal year. This decrease was primarily attributable to lower contract manufacturing revenue generated by Peregrine’s biomanufacturing subsidiary Avid Bioservices, which generated contract manufacturing revenue of $3,885,000 for the third quarter of FY 2014, compared to $6,961,000 for the same quarter of the prior fiscal year. The decrease in contract manufacturing revenue was primarily due to the timing of services provided to Avid’s third-party customers.

Total costs and expenses in the third quarter of FY 2014 were $13,628,000, compared to $12,200,000 in the third quarter of FY 2013. This increase was attributable to current quarter increases in research and development expenses and selling, general and administrative expenses, which were offset by the current quarter decrease in cost of contract manufacturing associated with lower revenues in the current quarter. The increase in research and development expenses for the third quarter FY 2014 compared to the third quarter of FY 2013 was primarily attributable to expenses associated with preparing for the initiation of our Phase III SUNRISE trial combined with an increase in share-based compensation expense (non-cash). The increase in selling, general and administrative expenses for the third quarter FY 2014 compared to the third quarter of FY 2013 was primarily attributable to increases in payroll and related expenses, share-based compensation expense (non-cash) and corporate legal fees.

Peregrine's consolidated net loss was $9,724,000, or $0.06 per share, for the third quarter of FY 2014, compared to a net loss of $4,914,000, or $0.04 per share, for the same quarter of the prior year.

Peregrine reported cash and cash equivalents of $63,177,000 at its quarter ended January 31, 2014 and $79,673,000 at February 28, 2014, including net proceeds from the Series E Preferred Stock transaction, compared to $44,443,000 at its previous quarter ended October 31, 2013.

More detailed financial information and analysis may be found in Peregrine's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Conference Call

Peregrine will host a conference call and webcast this morning, March 7, 2014, at 11:00 AM ET (8:00 AM PT).

To listen to the conference call, please dial (877) 312-5443 or (253) 237-1126 and request the Peregrine Pharmaceuticals conference call. A replay of the call will be available starting approximately two hours after the conclusion of the call through March 14, 2014 by calling (855) 859-2056, or (404) 537-3406 and using passcode 4248303.

To listen to the live webcast, or access the archived webcast, please visit: http://ir.peregrineinc.com/events.cfm.

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About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a pipeline of novel drug candidates in clinical trials for the treatment and diagnosis of cancer. The company is developing multiple clinical programs in cancer with its lead immunotherapy candidate bavituximab while seeking a partner to further advance its novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the company may not be able to initiate the Phase III SUNRISE trial within its anticipated timeline, the risk that the results from the Phase III SUNRISE trial may not support a future Biologics License Application (BLA) submission, the risk that the company may not have or raise adequate financial resources to complete the Phase III SUNRISE trial, the risk that the company may not find a suitable partner for the bavituximab or Cotara programs, the risk that Avid's revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, and the risk that one or more existing Avid customers terminates its contract prior to completion. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2013 as well as any updates to these risk factors filed from time to time in the company’s other filings with the Securities and Exchange Commission. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months Ended January 31,		Nine Months Ended January 31,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
REVENUES:
Contract manufacturing revenue	$3,885,000	$6,961,000	$15,820,000	$17,157,000
License revenue	–	78,000	107,000	272,000
Total revenues	3,885,000	7,039,000	15,927,000	17,429,000

COSTS AND EXPENSES:
Cost of contract manufacturing	2,416,000	3,651,000	9,281,000	9,378,000
Research and development	6,649,000	5,437,000	18,910,000	18,471,000
Selling, general and administrative	4,563,000	3,112,000	12,913,000	9,469,000
Total costs and expenses	13,628,000	12,200,000	41,104,000	37,318,000

LOSS FROM OPERATIONS	(9,743,000)	(5,161,000)	(25,177,000)	(19,889,000)

OTHER INCOME (EXPENSE):
Interest and other income	23,000	255,000	68,000	307,000
Interest and other expense	(4,000)	(8,000)	(5,000)	(53,000)
Loss on early extinguishment of debt	–	–	–	(1,696,000)

NET LOSS	$(9,724,000)	$(4,914,000)	$(25,114,000)	$(21,331,000)

COMPREHENSIVE LOSS	$(9,724,000)	$(4,914,000)	$(25,114,000)	$(21,331,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	163,223,767	131,489,994	156,521,874	114,726,569

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.06)	$(0.04)	$(0.16)	$(0.19)

-continued-

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PEREGRINE PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	JANUARY 31, 2014	APRIL 30, 2013
	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$63,177,000	$35,204,000
Trade and other receivables, net	2,782,000	1,662,000
Inventories	5,224,000	4,339,000
Prepaid expenses and other current assets, net	1,050,000	709,000
Total current assets	72,233,000	41,914,000
Property and equipment, net	2,514,000	2,678,000
Other assets	1,738,000	466,000
TOTAL ASSETS	$76,485,000	$45,058,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,879,000	$2,821,000
Accrued clinical trial and related fees	1,358,000	930,000
Accrued payroll and related costs	3,309,000	3,582,000
Deferred revenue, current portion	4,329,000	4,171,000
Customer deposits	8,646,000	8,059,000
Other current liabilities	1,228,000	998,000
Total current liabilities	20,749,000	20,561,000
Deferred revenue, less current portion	292,000	292,000
Other long-term liabilities	373,000	445,000
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock-$0.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	–	–
Common stock-$0.001 par value; authorized 325,000,000 shares; outstanding – 176,453,261 and 143,768,946, respectively	176,000	143,000
Additional paid-in capital	447,913,000	391,521,000
Accumulated deficit	(393,018,000)	(367,904,000)
Total stockholders’ equity	55,071,000	23,760,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$76,485,000	$45,058,000

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